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                                                          EXHIBIT 26(h)(22)(vi)

                                   AMENDMENT

                                      TO

                               SELLING AGREEMENT

                                    BETWEEN

                       MINNESTOA LIFE INSURANCE COMPANY,

                                      AND

                             PIMCO INVESTMENTS LLC

   THIS AMENDMENT ("Amendment") is made as of May 1, 2013 by and between PIMCO Investments LLC ("PI") and Minnesota Life Insurance Company (the "Company").

   WHEREAS, the Company and Allianz Global Investors Distributors LLC ("AGID") entered into a Selling Agreement dated April 9, 2010, as amended (the "Agreement"); and

   WHEREAS, all of AGID's rights, titles and interests and duties, liabilities and obligations under the Agreement were irrevocably novated and transferred to PI through a Termination, New Agreements and Amendments Related to Intermediary Agreement for PIMCO Variable Insurance Trust dated March 15, 2011 by and between AGID and PI; and

   WHEREAS, terms of the Agreement contemplate that it may be amended with the mutual agreement of the parties; and

   WHEREAS, the parties desire to amend the Agreement, by deleting the current Schedule A in its entirety and replacing it with the Schedule A attached hereto; and

   WHEREAS, all other terms of the Agreement shall remain in full force and effect;

   NOW, THEREFORE, in consideration of their mutual covenants herein contained and for other good and valuable consideration herein contained, the Company, the Fund and PI agree to amend the Agreement as follows:

    1. The existing Schedule A is deleted in its entirety and replaced with the accompanying Schedule A.

    2. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

    3. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

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   IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first set forth above.

PIMCO INVESTMENTS LLC

By:     /s/ Gregory A. Bishop
        --------------------------
Name:   Gregory A. Bishop
Title:  Head of Business
        Management

MINNESOTA LIFE INSURANCE COMPANY

By:     /s/ Daniel Kruse
        --------------------------
Name:   Daniel Kruse
Title:  Second Vice President and
        Actuary

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                                  SCHEDULE A

The following Funds of the PIMCO Variable Insurance Trust include any currently offered Fund (listed below) as well as any Fund hereinafter created.

                              All Asset Portfolio
                       All Asset All Authority Portfolio
                    CommodityRealReturn Strategy Portfolio
                        Emerging Markets Bond Portfolio
                       Foreign Bond Portfolio (Unhedged)
                       Global Bond Portfolio (Unhedged)
                         Global Multi-Asset Portfolio
                             High Yield Portfolio
                            Low Duration Portfolio
                             Real Return Portfolio
                     Small Cap StocksPLUS(R) TR Portfolio
                            Total Return Portfolio
                    Global Diversified Allocation Portfolio